Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of ________ __, 2019 (the “Effective Date”) by and among:

1.	ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“ALPS”);

2.	Morgan Creek Global Equity Long/Short Institutional Fund, a Delaware statutory trust registered under the Investment Company Act of 1940, as amended and operating as a closed-end fund (the “Fund”).

Fund and ALPS each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1. As used in this Agreement, the following terms have the following meanings:

(a) “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b) “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c) “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d) “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e) “Client Data” means all data of Fund (or, if a Management entity receives Services, such entity), including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Fund or Management and all output and derivatives thereof, necessary to enable ALPS to perform the Services, but excluding ALPS Property.

(f) “Confidential Information” means any information about Fund or ALPS, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)  “Data Supplier” means a supplier of Market Data.

(h)  “Governing Documents” means the constitutional documents of an entity and, with respect to Fund, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures, investment advisory agreements, other material agreements, and other disclosure or operational documents utilized by Fund in connection with its operations, the offering of any of its securities or interests to investors, all as amended from time to time.

(i) “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(j) “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(k) “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(l) “Management” means the Fund’s officers, directors, employees, and then current investment adviser and sub-advisor(s) (if any), including any officers, directors, employees or agents of the then current investment adviser and sub-advisor(s) (if applicable) who are responsible for the day to day operations and management of the Fund.

(m) “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(n) “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(o)  “Services” means the services listed in Schedule A.

(p) “ALPS Associates” means ALPS and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(q) “ALPS Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by ALPS in connection with its performance of the Services.

(r) “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2. Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3. Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4. Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5. The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1. Subject to the terms of this Agreement, ALPS will perform the Services set forth in Schedule A for Fund. ALPS shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Fund requests to change the Services, including those necessitated by a change to the Governing Documents of Fund or a changes in applicable Law, will only be binding on ALPS when they are reflected in an amendment to Schedule A.

2.2. Fund agrees to pay, the fees, charges and expenses set forth in Schedule B and subject to the terms of this Agreement.

2.3. In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by ALPS to one or more of its Affiliates or other Persons (and any required Fund consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by ALPS. If ALPS delegates any Services, (i) such delegation shall not relieve ALPS of its duties and obligations hereunder, (ii) in respect of Personal Data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of ALPS, and (iii) if required by applicable Law, ALPS will identify such agents and the Services delegated and will update Fund when making any material changes in sufficient detail to enable Fund to object to a particular arrangement.

2 of 13

2.4. After the first anniversary date of the Agreement and on each year thereafter, the minimum fees reflected in Schedule B will incur an annual cost of living increase based on any increase in the Annual Average Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Aurora-Lakewood area, as published each January by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

3.	Responsibilities

3.1. The management and control of Fund are vested exclusively in the Fund. The Fund and its Management is responsible for and will make all decisions, perform all management functions relating to the operation of Fund, and shall authorize and are responsible for all transactions. Without limiting the foregoing, Fund shall:

(a) Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Fund.

(b) Evaluate the accuracy and accept responsibility for the results of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform ALPS of any errors it is in a position to identify.

(c) Provide, or cause to be provided, and accept responsibility for, valuations of Fund’s assets and liabilities in accordance with Fund’s written valuation policies.

(d) Provide ALPS with timely and accurate information including trading and Fund investor records, valuations and any other items required by ALPS in order to perform the Services and its duties and obligations hereunder.

3.2. The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by ALPS as a support function to Fund and do not limit or modify Fund’s responsibility for determining the value of Fund’s assets and liabilities.

3.3. Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. Fund will notify ALPS in writing of any changes to the Fund Governing Documents that may materially impact the Services and/or that affect Fund’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. ALPS is not responsible for monitoring compliance by Fund or Management with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4. In the event that Market Data is supplied to or through ALPS Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Fund in connection with the Services and (ii) not be disseminated by Fund or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither ALPS nor any Data Supplier shall be liable to Fund or any other Person for any Losses with respect to Market Data, reliance by ALPS Associates or Fund on Market Data or the provision of Market Data in connection with this Agreement.

3.5. Fund shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to ALPS, all Client Data and the then most current version of all Fund Governing Documents and any other material agreements relating to the Fund. Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and ALPS will not be required to enter any agreements with that Person in order for ALPS to provide the Services.

3.6. Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith, ALPS Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by ALPS Associates in connection with the performance of the Services and ALPS’s duties and obligations hereunder, without further enquiry or liability.

3.7. Notwithstanding anything in this Agreement to the contrary, if ALPS is in doubt as to any action it should or should not take in its provision of Services, ALPS Associates may request directions, advice or instructions from the Fund, or as applicable, its Management, custodian or other service providers. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, the Fund will make available to and ALPS Associates may request advice from counsel for any of the Fund, the Fund’s independent board members, or the Fund’s Management (including its investment adviser or sub-adviser), each at the Fund’s expense.

3 of 13

3.8. Fund agrees that, to the extent applicable, if officer position(s) are filled by ALPS Associates, such ALPS Associate(s) shall be covered by the Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Fund shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Fund on substantially the same terms as such coverage is provided for the other persons serving as officers of the Fund after such persons are no longer officers of the Fund; or (iii) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is continued for the other Fund officers (but, in any event, for a period of no less than six years). The Fund shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

4.	Term

4.1. The initial term of this Agreement will be from the Effective Date through [______ __, 2023 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 2 years each unless either ALPS or Fund provides the other with a written notice of termination at least 90 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.	Termination

5.1. ALPS or the Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a) The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b) The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) where the other Party is the Fund, if either becomes subject to a material Action or an Action that ALPS reasonably determines could cause ALPS reputational harm, or (v) where the other Party is the Fund, material changes in Fund’s Governing Documents or the assumptions set forth in Section 1 of Schedule B are determined by ALPS, in its reasonable discretion, to materially affect the Services or to be materially adverse to ALPS.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2. Upon delivery of a termination notice, subject to the receipt by ALPS of all then-due fees, charges and expenses, ALPS shall continue to provide the Services up to the effective date of the termination notice; thereafter, ALPS shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A executed by ALPS. In the event of the termination of this Agreement, ALPS shall provide exit assistance by promptly supplying requested Client Data to the Fund, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in Schedule B for the balance of the unexpired portion of the Term. In the event that Fund wishes to retain ALPS to perform additional transition or related post-termination services, including providing data and reports in new formats, the Fund and ALPS shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A and/or Schedule B, as appropriate.

5.3. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by ALPS for Fund after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

4 of 13

6.	Limitation of Liability and Indemnification

6.1. Notwithstanding anything in this Agreement to the contrary, ALPS Associates shall not be liable to Fund for any action or inaction of any ALPS Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of ALPS in the performance of ALPS’s duties or obligations under this Agreement. Under no circumstances shall ALPS Associates be liable to Fund for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Fund shall indemnify, defend and hold harmless ALPS Associates from and against Losses (including legal fees and costs to enforce this provision) that ALPS Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties. Any expenses (including legal fees and costs) incurred by ALPS Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Fund on a quarterly basis prior to the final disposition of such matter upon receipt by Fund of an undertaking by ALPS to repay such amount if it shall be determined that an ALPS Associate is not entitled to be indemnified. The maximum amount of cumulative liability of ALPS Associates to Fund for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by that Fund to ALPS under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the Claim.

7.	Representations and Warranties

7.1. Each Party represents and warrants to each other Party that:

(a) It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b) Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c) It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d) The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2. Fund represents and warrants to ALPS that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of Fund and other corporate actions thereof; (ii) it is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as a closed-end management investment company; (iii) it is empowered under applicable laws and by its Declaration of Trust and By-laws (together, the "Organizational Documents") to enter into and perform this Agreement; (iv) the Board of Directors or Trustees of the Fund has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify ALPS of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to Fund that are relevant to the Services.

8.	Client Data

8.1. Fund (i) will provide or ensure that other Persons provide all Client Data to ALPS in an electronic format that is acceptable to ALPS (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between ALPS and Fund, all Client Data shall remain the property of the Fund to which such Client Data relate. Client Data shall not be used or disclosed by ALPS other than in connection with providing the Services and as permitted under Section 11.2. ALPS shall be permitted to act upon instructions from Management with respect to the disclosure or disposition of Client Data related to Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

5 of 13

8.2. ALPS shall maintain and store material Client Data used in the official books and records of Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

9.	Data Protection

9.1. From time to time and in connection with the Services ALPS may obtain access to certain personal data from Fund or from Fund investors and prospective investors. Personal data relating to Fund and its Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Fund investors or prospective investors will be processed by and on behalf of ALPS. Fund consents to the transmission and processing of such data outside the jurisdiction governing this Agreement in accordance with applicable Law.

10.	ALPS Property

10.1. ALPS Property is and shall remain the property of ALPS or, when applicable, its Affiliates or suppliers. Neither Fund nor Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any ALPS Property, except as specifically set forth herein. Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by ALPS to receive the same, any information concerning the ALPS Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1. Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2. Each Party may disclose the other Party’s Confidential Information:

(a)	In the case of Fund, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. Fund shall ensure compliance by Fund Representatives with Section 11.1.

(b)	In the case of ALPS, to Fund and each ALPS Associate, Fund Representative, investor, Fund or Management, bank or broker, Fund or Management counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out ALPS’s duties under or enforcing this Agreement. ALPS shall ensure compliance by ALPS Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)	As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3. Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4. ALPS’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. ALPS shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of ALPS in connection with the Services.

11.5. Upon the prior written consent of the Management or Fund, ALPS shall have the right to identify Fund or Management in connection with its marketing-related activities and in its marketing materials as a client of ALPS. Upon the prior written consent of ALPS, Fund or Management shall have the right to identify ALPS and to describe the Services and the material terms of this Agreement in the offering documents of Fund. This Agreement shall not prohibit ALPS from using any Fund or Management data (including Client Data) in tracking and reporting on ALPS’s clients generally or making public statements about such subjects as its business or industry; provided that neither Fund nor Management is named in such public statements without its prior written consent. If the Services include the distribution by ALPS of notices or statements to investors, ALPS may, upon advance notice to Fund, include reasonable notices describing those terms of this Agreement relating to ALPS and its liability and the limitations thereon; if investor notices are not sent by ALPS but rather by Fund or some other Person, Fund will reasonably cooperate with any request by ALPS to include such notices. Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that ALPS is (i) providing valuations with respect to the securities, products or services of Fund or Management, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Fund or Management, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Fund, Management or any of their respective assets, investors or customers.

6 of 13

12.	Notices

12.1. Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier; (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, CO 80203

Attention: General Counsel

Tel:

E-mail: richard.noyes@alpsinc.com

If to Fund:

Morgan Creek Global Equity Long/Short Institutional Fund

301 West Barbee Chapel Road, Suite 200

Chapel Hill, North Carolina 27517

Attention: Mark B. Vannoy, Chief Financial Officer, Morgan Creek Capital Management, LLC

13.	Miscellaneous

13.1. Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No ALPS Associate has authority to bind ALPS in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2. Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Fund, in whole or in part, whether directly or by operation of Law, without the prior written consent of ALPS. ALPS may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of ALPS, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of ALPS’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

13.3. Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4. Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5. Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of ALPS Associates related to the Services and the subject matter of this Agreement, and no ALPS Associate shall have any liability to Fund or any other Person for, and Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

7 of 13

13.6. Force Majeure. ALPS will not be responsible for any Losses of property in ALPS Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. ALPS shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7. Non-Exclusivity. The duties and obligations of ALPS hereunder shall not preclude ALPS from providing services of a comparable or different nature to any other Person. Fund understands that ALPS may have relationships with Data Suppliers and providers of technology, data or other services to Fund and ALPS may receive economic or other benefits in connection with the Services provided hereunder.

13.8. No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9. No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, neither Fund nor Management will directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of ALPS or its Affiliates without the consent of ALPS; provided, however, that the foregoing shall not prevent Fund or Management from soliciting employees through general advertising not targeted specifically at any or all ALPS Associates. If Fund or Management employs or engages any ALPS Associate during the term of this Agreement or the period of 12 months thereafter, such entity shall pay for any fees and expenses (including recruiters’ fees) incurred by ALPS or its Affiliates in hiring replacement personnel as well as any other remedies available to ALPS.

13.10. No Warranties. Except as expressly listed herein, ALPS and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. ALPS disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11. Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12. Testimony. If ALPS is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Fund in any Action to which Fund or Management is a party or otherwise related to Fund, Fund shall reimburse ALPS for all costs and expenses, including the time of its professional staff at ALPS’s standard rates and the cost of legal representation, that ALPS reasonably incurs in connection therewith.

13.13. Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to ALPS Associates and Data Suppliers.

13.14. Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

* * *

8 of 13

This Agreement has been entered into by the Parties as of the Effective Date.

ALPS FUND SERVICES, INC.	MORGAN CREEK GLOBAL EQUITY LONG/SHORT INSTITUTIONAL FUND

By:	By:

Name:	Name:

Title:	Title:

9 of 13